EXHIBIT 10.7

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of this 1st day of September, 2004, by and between Duska Therapeutics, Inc., a Nevada corporation located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 (“Duska”), and Amir Pelleg, Ph.D. residing at 24 Dartmouth Lane, Haverford, Pennsylvania 19041 (“Pelleg”).

WHEREAS, Pelleg served on a part-time basis as Duska’s President and Chief Scientific Officer (CSO) from the establishment of Duska in 1996 through February 2004, and as Duska’s President and Chief Operating Officer (COO) and CSO since February 2004 and has been working for Duska in these capacities during 2004 in a substantially full-time capacity;

WHEREAS, Duska is desirous of continuing the employment of Pelleg as President, COO and CSO on a full-time basis; and

WHEREAS, Pelleg informed the Board of Directors of Duska (“Board”) in February 2004 that he would be ready, able and willing to serve as Duska’s President, COO and CSO on a full-time basis upon Duska completing its financing and becoming a public company; and

WHEREAS, Duska and Pelleg desire to enter into a relationship whereby Duska will employ Pelleg, and Pelleg will serve in the position of President, COO and CSO, on a full-time basis pursuant to the terms and provisions contained herein;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Duska and Pelleg hereby agree as follows:

1. Responsibilities. Pelleg agrees to manage the day-to-day operations of Duska in the capacity of President, COO and CSO. Pelleg will work full-time for Duska and will devote 100% of his business and professional time, efforts and energies to performing his duties under this Agreement. Pelleg will be permitted to serve as an Adjunct Professor at Drexel University College of Medicine (“Drexel”) provided that this affiliation of Pelleg with Drexel does not interfere with Pelleg’s performance under this Agreement. Pelleg will perform these services at Duska’s principal executive offices and will report directly to the Board and work closely with the Board’s Chairman or Non-Executive Chairman. His duties will be those customarily performed by a President, COO and CSO of an emerging bio-pharmaceutical public company, including without limitation the following duties:

•	act as a leader and spokesman of the company

•	execute Duska’s business plan and corporate strategies as adopted by the Board

•	prepare and present to the Board operating budgets and manage all corporate and research operations of Duska on a day-to-day basis and assume compliance with all applicable laws and regulations

•	identify and present to the Board new technologies and licensing opportunities

•	coordinate the preparation, filing, prosecution and maintenance of all patent applications and patents for the company

•	supervise Duska’s accounting and legal functions

Pelleg will receive an annual performance review in December of each year by the Chairman or Non-Executive Chairman of the Board.

Pelleg understands that his duties and responsibilities may be changed in the event Duska hires a Chief Executive Officer, provided that such duties and responsibilities are consistent with those that would be customarily performed by a President, COO and CSO who reports to a Chief Executive Officer.

2. Term. The term of this Agreement (the “Term”) shall commence as of September 1, 2004 and shall terminate on December 31, 2007 unless terminated sooner by Pelleg or Duska as set forth in Section 8 hereunder. The Term of this Agreement will be extended, subject to the conditions of and according to the terms set forth in Section 4 below.

3. Compensation and Benefits.

3.1 Salary. Pelleg has been receiving a salary of $115,000 from Duska since January 1, 2004. In consideration of Pelleg’s fulfilling the above mentioned responsibilities and duties, Duska shall pay Pelleg during the Term $9,583 per month, payable in equal, semi-monthly payments of $4,791 each, paid on the 15th and the last day of each month commencing on September 15, 2004 and ending on December 31, 2005, and $14,583 per month payable in equal, semi-monthly payments of $7,291 each, paid on the 15th and the last day of each month commencing on January 15, 2006 and ending on December 31, 2007. Duska will withhold all income taxes, social security payments and other withholdings from each of Pelleg’s paychecks and be responsible for making such payroll tax payments with respect to Pelleg as required by applicable laws.

3.2 Bonus. Pelleg be awarded a bonus of at least $20,000 on December 31, 2004 and annually thereafter subject to the Board’s approval and based on Pelleg’s performance judged by Duska’s meeting of specific milestones set by the Board upon the signing of this Agreement (which will be set forth in an Appendix to this Agreement for the period ending December 31, 2004 that will be agreed to by the Board and Pelleg subsequent to the signing of this Agreement) and in January of each year thereafter while this Agreement is in effect.

3.3 Stock Options. Pelleg will receive options to purchase common stock of Duska at an exercise price equal to the fair market value of such stock at the time of the stock option grant. The number of shares of common stock and the terms of their granting will be in accordance with Duska’s Stock Option Plan and will be subject to Board approval. To the extent that this grants of options is approved by the Board, Pelleg will have the option to either accept this grant or to receive in lieu thereof any grants of options made to Duska’s directors generally.

3.4 Benefits and Insurance. While this Agreement is in effect, Duska will maintain worker’s compensation insurance and life insurance for the benefit of Pelleg. The foregoing life insurance shall consist of a policy with a $500,000 death benefit or such smaller death benefit as can be maintained at an annual premium cost to Duska of not more than $3,500. Pelleg will receive any Duska employee benefits, including health insurance; provided, however, that Duska will only provide such benefits to Pelleg when Duska is providing such benefits generally to other full-time employees that are approved by the Board. Duska and Pelleg agree that Duska will also obtain key man life insurance on Pelleg’s life for Duska’s benefit. Duska will obtain disability insurance, as to which the premium cost to Duska for such insurance shall not exceed $2,500 per year, which will provide for a monthly benefit to be paid to Pelleg in the event that Duska terminates this Agreement due to Pelleg’s permanent disability.

3.5 Vacation. Pelleg will be entitled to three weeks of vacation during each twelve-month period without loss of compensation.

4. Extension of this Agreement. Pelleg and Duska agree that, subject to the satisfaction of all of the conditions set forth below in Section 3.2, and at the expiration of the Term of this Agreement, they contemplate extending the Term of this Agreement for Duska to employ Pelleg, and Pelleg to serve Duska as an officer of the company on a full-time basis as set forth in this Section 4.

4.1 Contemplated Terms of Extended Employment Agreement. The extended Agreement is contemplated to contain, among others, the following provisions:

4.1.1 Title and Commitment. Pelleg will work on a full-time basis as an officer in a capacity to be determined by the Board.

4.1.2 Salary. The minimum Pelleg’s annual salary will be $175,000. The salary will be payable in 24 equal, semi-monthly payments. The Chairman of the Board will make a recommendation to the Board as to the annual bonus, the payment of which will depend on the approval of the Board.

4.1.3 Stock Options. Pelleg will receive options to purchase common stock of Duska as set forth in Section 3.3 above.

4.1.4 Benefits and Insurance. Pelleg will continue to receive benefits as set forth in Section 3.4 above.

4.2 Conditions Precedent to the Parties Extending this Agreement. The following conditions must be met before the parties extend this Agreement at its expiration:

4.2.1 Pelleg’s Notification. Unless Duska is notified otherwise by Pelleg, Duska’s Board will consider the extension of this Agreement as set force in Section 4.2.2.

4.2.2 Board’s Approval. The extension of this Agreement with Pelleg is dependent on the Board’s approval. The Board will consider its approval after reviewing Pelleg’s performance under this Agreement, but the decision to extend this Agreement will be at the sole discretion of the Board.

5. Indemnity. Pelleg agrees to indemnify and hold Duska harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from a breach of any of the Pelleg’s representations and warranties herein or attributable to or resulting from Pelleg’s gross negligence or willful misconduct in fulfilling his duties as Duska’s President, COO and CSO. Pelleg warrants and represents that he has full power and authority to enter into and perform this Agreement, and that his performance of this Agreement shall not violate any other agreement to which he is a party. Pelleg further represents and warrants that no medical institution at which he has worked or other corporation for which he has performed research has any ownership rights in any intellectual property developed by Pelleg alone or with others that has been assigned to Duska nor, to Pelleg’s knowledge, has any such institution or corporation asserted any such claims. Duska agrees to indemnify and hold Pelleg harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys’ fees arising out of Pelleg’s fulfillment of his duties as Duska’s President, COO and CSO, other than those arising from Pelleg’s breach of any of its representations and warranties hereunder or Pelleg’s gross negligence or willful misconduct.

6. Proprietary Rights. All work performed and all materials developed or prepared for Duska by Pelleg in his capacity of Duska’s President, COO and CSO are the property of Duska and all title and interest therein shall vest in Duska and shall be deemed to be works made for hire and made in the course of Pelleg’s fulfillment of his duties. To the extent that title to any such works may not, by operation of law, vest in Duska or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to Duska. All such materials shall belong exclusively to Duska, and Duska shall have the right to obtain and to hold in its own name, copyrights, trademarks, patents, other registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Pelleg agrees to give Duska and any person designated by Duska such reasonable assistance, at Duska’s expense, as is required to perfect the rights defined in this Section.

7. Confidential Information.

7.1 Confidentiality Obligations. “Confidential Information” means, collectively: (a) business or technical information of Duska or any third party, including but not limited to information relating to Duska’s or any third party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (b) any information designated by Duska or any third party as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (c) the terms and conditions of this Agreement. Pelleg agrees that he will not disclose to any third party or use any Confidential Information disclosed to him by Duska except as expressly permitted in this Agreement; and that he will take all reasonable measures to maintain the confidentiality of all Confidential Information of Duska in his possession or control, which will in no event be less than the measures he uses to maintain the confidentiality of his own information of similar importance.

7.2 Exclusions. “Confidential Information” will not include information that is: (i) already lawfully known by the receiving party prior to this Agreement without restriction, (ii) in the public domain due to no fault of the receiving party, (iii) rightfully obtained by the receiving party without similar restriction from such party, (iv) independently developed by the receiving party without reference to the other party’s confidential information, or (v) provided by the disclosing party to another party without similar restriction.

8. Termination. This Agreement and Pelleg’s rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 2 above, and Pelleg shall have the right to receive only compensations that shall be accrued hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination:

8.1 Death. This Agreement and Pelleg’s duties hereunder shall terminate immediately upon the death of the Employee.

8.2 Termination by Duska.

8.2.1 In the event that Pelleg shall become either physically or mentally incapacitated so as to be incapable of performing his duties of President, COO and CSO required hereunder, and if such incapacity shall continue for a period of 30 consecutive days, Duska may, at its option, terminate this Agreement and Pelleg’s duties hereunder by written notice to Pelleg at that time or at any time thereafter while such incapacity continues. Duska may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to Pelleg. “Cause” as used in this Agreement means that Pelleg, (i) after reasonable notice and warning, has failed to perform his duties to Duska as determined by the Board or has been materially deficient in achieving the performance milestones established for Pelleg by the Board in consultation with Pelleg, (ii) has materially breached any of the terms or conditions of this Agreement and has failed to correct such breach within 15 days following written notice from Duska of such breach, or (iii) has been charged with a felony or has committed or participated in any intentionally dishonest or fraudulent act that materially damages, or may materially damage, the business or reputation of Duska. Upon any termination under this Section 8.2.1, Duska shall have no liability to Pelleg for any salary, bonus or other compensation or benefits under this Agreement with respect to any period after the date of termination.

8.2.2 Duska may terminate this Agreement without cause and without any liability to Pelleg in the event Duska is unable to generate an aggregate of at least $3.5 million of net proceeds from any combination of equity or debt financing or government grants within twelve months from the date of this Agreement, in which event all of Pelleg’s options to purchase Duska common stock shall vest.

8.3 Termination by Pelleg. Pelleg may voluntarily terminate this Agreement at any time upon 30 days prior written notice to Duska. Pelleg may terminate this Agreement at any time upon written notice to Duska if Duska shall have materially breached any of the provisions of this Agreement.

9. General Terms.

9.1 Successors and Assigns. This Agreement shall inure to the benefits of Pelleg and Duska and Duska’s successors and assigns. This Agreement is personal to Pelleg. Pelleg may not sell, transfer, sublicense, subcontract, hypothecate or assign its rights and duties under this Agreement without the prior written consent of Duska. Duska will assign its rights and obligations under this Agreement to any successor. However, Pelleg hereby agrees to the termination of this Agreement without any liability to Pelleg upon completion of any transaction in which another entity or person takes control of Duska.

9.2 Notices. Any notices or communications under this Agreement shall be in writing and shall be hand-delivered or sent by certified mail (return receipt requested), or telecopied, or overnight couriered to the party receiving such communication at the address specified below:

If to Duska:	Duska Therapeutics, Inc. Two Bala Plaza, Suite 300 Bala Cynwyd, PA 19004 Attn: Chairman of the Board or Non-Executive Chairman

If to Pelleg:	Amir Pelleg, Ph.D. 24 Dartmouth Lane Haverford, PA 19041-1020

or such other address or addressee as either party may in the future specify to the other party.

9.3 Pennsylvania Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, excluding its conflicts of laws provisions.

9.4 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be decided by binding arbitration by the American Arbitration Association and shall be held in Philadelphia, Pennsylvania. The ruling of the arbitrator shall be final and may be enforced by any party to such arbitration in any court of competent jurisdiction located in Philadelphia, Pennsylvania.

9.5 Amendment. No modification, amendment, supplement to or waiver of the provisions of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

9.6 Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

9.7 Entire Agreement. This Agreement attached hereto set forth the entire understanding of the parties as to the subject matter therein and may not be modified except in writing executed by both parties.

9.8 Severability. In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of remaining provisions shall be unimpaired.

9.9 Survival. The following Sections shall survive the termination of this Agreement: 5 (Indemnity), 6 (Proprietary Rights), and 7 (Confidentiality).

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the Effective.

AMIR PELLEG, PH.D.		DUSKA THERAPEUTICS, INC.

/s/ Amir Pelleg		By:	/s/ Dr. Rudolph Nisi

		Name:	Dr. Rudolph Nisi

Date:	September 1, 2004	Title:	Vice Chairman of the Board

		Date:	October 22, 2004

By:	/s/ Sanford J. Hillsberg

Name:	Sanford J. Hillsberg

Title:	Secretary

Date:	October 22, 2004